EXHIBIT 99.1

INVESTOR CONTACT: (818) 225-3550
David Bigelow or Lisa Riordan
COUNTRYWIDE REPORTS 2005 FOURTH QUARTER AND FULL-YEAR RESULTS
— Diluted EPS Up 69% In Fourth Quarter, 13% In 2005 Compared To Prior Year Periods —
— 2006 Earnings Guidance Announced At $3.80 to $4.80 per Diluted Share —
— Board of Directors Declares Dividend of $0.15 Per Share —
CALABASAS, CA (January 31, 2006) – Countrywide Financial Corporation (NYSE: CFC) today announced results for the quarter and year ended December 31, 2005. Fourth quarter and 2005 net earnings were $639 million and $2.5 billion, respectively, compared to $370 million and $2.2 billion for the comparable periods in 2004. Diluted earnings per share were $1.03 for the fourth quarter and $4.11 for the full year, which compares to $0.61 and $3.63, respectively, for the same periods in 2004.
“For the fourth quarter and full year 2005, Countrywide achieved impressive earnings growth from the comparable prior year periods, despite a challenging transitional operating environment,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “In 2005, the Company delivered a 22 percent return on average equity for our shareholders and earnings of $4.11 per diluted share – the second-highest year in Countrywide’s history. Annual mortgage loan production volume reached $491 billion, establishing a new record for the Company as well as the industry. Countrywide also made significant advances in market share, which grew by more than 25 percent from 2004 to 2005, according to various market estimates. In addition, pre-tax earnings for the year in the Banking segment exceeded the $1 billion mark.
“Importantly, we achieved these results despite an environment that included volatile interest rates; declining production profit margins throughout the industry; and the adverse effects of 2005’s hurricanes, primarily Hurricane Katrina. If not for the hurricane charges, the Company would have surpassed its record of $4.18 per diluted share, achieved in the peak refinance boom year of 2003. Countrywide’s exceptional performance in the 2005 environment is a reflection of the Company’s ability to generate organic market share growth in its Mortgage Banking segment, and of the effective implementation of its strategy to expand its other business segments .

“Within the Mortgage Banking segment, quarterly pre-tax earnings rose 67 percent over last year to $434 million. Collectively, quarterly pre-tax earnings for our other segments which include Banking, Capital Markets, Insurance and Global Operations advanced 52 percent to $578 million compared to the fourth quarter of 2004. For the full year, Mortgage Banking pre-tax earnings rose 4 percent over 2004 to $2.4 billion while the other segments collectively increased 36 percent to $1.7 billion.
“Throughout 2005, Mortgage Banking profitability was hampered by declining margins in the Production sector. In the fourth quarter of 2005, margins declined to 9 basis points compared to 61 basis points in the fourth quarter of 2004. The primary cause of the decline was a lower gain on sale driven by front-end competitive pricing pressure and weaker secondary market conditions, as well as a 10 basis point decrease in warehouse spread driven by a flattening yield curve. Normally, declining warehouse spreads caused by a flatter yield curve would likely be mitigated by an accompanying increase in gains on sale, but in the fourth quarter this was hindered by pricing pressure and weak secondary market conditions. For the twelve months, overall production margins were 39 basis points in 2005 versus 84 basis points in 2004. For the full year, margin compression was driven by a 36 basis point reduction (based on production volume) in gain on sale margin and a 23 basis point reduction in net warehouse spread. This decrease in gain on sale margin primarily resulted from front-end competitive pricing pressures in the marketplace and the decrease in net warehouse spread, which was primarily driven by a flattening of the yield curve.
“In the Servicing sector, 2005 quarterly pre-tax earnings increased $583 million over the prior-year period. Pre-tax servicing margins were 11 basis points for the fourth quarter of 2005, an improvement of 25 basis points from the fourth quarter of 2004. The improvement in year-over-year servicing margins was aided by a lower prepayment rate, which drove a 16 basis point improvement in impairment/recovery of the MSRs and other retained interests, net of the hedge. Another factor was a rise in short-term interest rates, which fueled a 5 basis point improvement in escrow balance benefits. For the 2005 full year, pre-tax earnings grew $1.1 billion over 2004 and servicing margins increased to 7 basis points, an improvement of 13 basis points from 2004. This expansion in servicing margins resulted primarily from a reduced prepayment rate which yielded improvements of 7 basis points in impairment/recovery of MSRs and other retained interests, net of the hedge. Additionally, higher short-term rates increased escrow balance benefits by 5 basis points. Countrywide’s servicing capitalization rate at the end of 2005 was 129 basis points.

“In the Banking segment, pre-tax earnings grew 69 percent and 84 percent year-over-year for the fourth quarter and full year, respectively, to $329 million and $1.1 billion. Within this segment, the Bank continues to build its deposit base while leveraging the strong operational capabilities of Countrywide Home Loans. Net interest margins in the fourth quarter, as well as the prior quarter and full year, were negatively affected by low introductory rates, or ‘teasers,’ on newly produced pay-option loans, as well as by the lag period between the reset date on certain loans and actual changes in the underlying index rate of the same loans, commonly called the ‘lag effect.’ In the fourth quarter, the teaser effect depressed net interest margins by 16 basis points, and the lag effect contributed another 31 basis points. This was an improvement over the third quarter, however, when the effect of teaser rates was detrimental by 27 basis points, and the lag effect by a further 28 basis points. Similarly, these factors reduced net interest margins for the full year 2005, as teaser rates and the lag effect reduced margins by 19 and 23 basis points, respectively.
“In the Capital Markets business, pre-tax earnings were $133 million for the fourth quarter and $452 million for the full year, which compares to $146 million and $479 million, respectively, for the same periods a year ago. These year-over-year declines were primarily the result of a decline in margins as a result of a flattening of the yield curve, partially offset by gains in our commercial real estate finance business.
“Within the Insurance segment, pre-tax earnings were $104 million for the fourth quarter and $184 million for the full year, which compares to $30 million and $160 million for the comparable prior year periods. The fourth quarter favorable comparison was largely attributable to a $13 million downward adjustment to the $98 million charge that was recorded during the third quarter related to the hurricanes, primarily Hurricane Katrina. Comparison of fourth quarter earnings was also affected by a $45 million charge recorded in the fourth quarter of 2004 related to hurricane losses in that period.
“In addition to the Insurance segment’s $13 million downward adjustment of previously recorded hurricane-related charges, other segments had similar downward adjustments totaling $33 million out of $85 million recorded in the third quarter, including $28 million in Mortgage Banking ($22 million and $6 million for Servicing and Production, respectively) and $5 million for Banking.
“As we look ahead to 2006 and beyond, we expect to see the market transition continue, which should lead to substantial industry consolidation. In the past, Countrywide has benefited from consolidating environments by recruiting talented personnel and fortifying our infrastructure. Just as we have done for nearly four decades, we expect to emerge from challenging times as a stronger Company that is better positioned for the future. We continue to believe the long-term fundamentals of the housing and mortgage finance markets are strong as homeownership remains the foundation of the American dream. Shareholders should take comfort in knowing that Countrywide’s workforce of more than 50,000 will continue to work toward making this dream available to all Americans.”
     Countrywide’s 2006 earnings guidance was announced at $3.80 to $4.80 per diluted share. Key full-year assumptions behind the guidance include the following:
•	Total mortgage market originations of $2.2 trillion to $3.2 trillion

•	Average 10-year U.S. Treasury yield range of 4.0 percent to 5.0 percent.

•	Mortgage Banking segment pre-tax earnings of $1.85 billion to $2.55 billion
•	Company-wide loan production market share of 18.0 percent to 18.5 percent (1)

•	Company-wide loan origination volume of $400 billion to $600 billion (1)

•	Mortgage Banking segment production pre-tax margins of 15 basis points to 40 basis points (2)

•	Average loan servicing portfolio of $1.2 trillion to $1.3 trillion (3)

•	Loan servicing pre-tax margins of 1 basis point to 10 basis points
•	Pre-tax earnings from other segments (Banking, Capital Markets, Insurance and Global Operations) of $2.05 billion to $2.35 billion

(1)	Includes production from the Mortgage Banking and Capital Markets segments and Countrywide Bank

(2)	Excludes pre-tax earnings from Capital Markets, and is based on total loans funded

(3)	Total portfolio, including inventory, Bank portfolio and subservicing
The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.
Countrywide’s Board of Directors declared a dividend of $0.15 per share. The payable date on the dividend is March 2, 2006 to stockholders of record on February 13, 2006.

MORTGAGE BANKING
Countrywide’s Mortgage Banking segment includes Loan Production and Loan Servicing. These two sectors tend to be countercyclical and the relationship between the two is often referred to as the Macro Hedge. In addition, this segment includes Loan Closing Services. The Mortgage Banking segment contributed 43 percent of consolidated pre-tax earnings for the fourth quarter and 59 percent for the full year of 2005.
Loan Production
The Loan Production sector is comprised of four distribution channels: prime and nonprime consumer-direct lending through Countrywide Home Loans’ 857-branch retail system, call center operations and the Internet; wholesale lending through a network of mortgage brokers; correspondent lending which buys closed loans from other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions; and loans originated through Countrywide Bank that are sold into the secondary mortgage market.
The Loan Production sector generated $102 million in pre-tax earnings for the 2005 fourth quarter, which compares to $517 million for the fourth quarter of 2004. This decrease resulted primarily from a 60 basis point reduction in gain on sale margins combined with a 10 basis point decline in net warehouse spread. The table below shows fundings, sales, and gain on sale by product category for the periods indicated.

Mortgage Banking Segment*

	Quarter Ended
(dollars in millions)	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004
Prime
Production	$96,558	$109,382	$67,144
Loans sold	$93,742	$102,886	$67,743
Gain on sale (“GOS”)	$606	$778	$609
GOS as % of loans sold	0.65%	0.76%	0.90%

Nonprime
Production	$10,833	$11,399	$9,711
Loans sold	$12,251	$7,556	$8,878
GOS	$139	$173	$322
GOS as % of loans sold	1.14%	2.28%	3.63%

Home Equity
Production	$9,496	$10,344	$7,962
Loans sold	$7,025	$10,188	$7,111
GOS	$130	$223	$222
GOS as % of loans sold	1.86%	2.19%	3.12%

Total production	$116,887	$131,126	$84,818
Total loans sold	$113,018	$120,630	$83,733
Total GOS	$876	$1,174	$1,153
Total GOS as % of loans sold	0.78%	0.97%	1.38%

* Numbers may not be exact due to rounding
Prime margins declined to 65 basis points, down 11 basis points from the third quarter of 2005 and 25 basis points from the fourth quarter of 2004. The decline from the third quarter was largely attributable to weaker secondary market sales, primarily related to pay-option loans. Compared to the fourth quarter of 2004, the decline was largely attributable to front-end competitive pricing pressure. For nonprime products, the gain on sale margin decreased 114 basis points from the previous quarter and 249 basis points year over year. The decline from the third quarter was primarily a result of secondary marketing issues, primarily wider spreads in the credit default swap market. Compared to the fourth quarter of 2004, the decline was primarily attributable to pricing pressure and the timing of recognition of hedging losses and gain on sale during the third and fourth quarters of 2004. Home equity gain on sale margins decreased 33 basis points from the third quarter of this year and 126 basis points from the same quarter last year. The margin decline from the third quarter and the fourth quarter of 2004 both resulted from pricing pressure and weaker secondary market sales.

Loan Servicing
The Loan Servicing sector reflects the performance of mortgage servicing rights (MSRs) and other retained interests associated with Countrywide’s owned-servicing portfolio. Since the MSRs generally perform best in higher interest rate environments, management expects that earnings from these assets will, over the long term, act as a natural counterbalance against Loan Production earnings, which typically improve in declining interest rate environments. Generally, in declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further counteract MSR impairment. As of December 31, 2005, the servicing portfolio was $1.1 trillion, compared to a portfolio of $838 billion at December 31, 2004, with the weighted average coupon of 6.1 percent increasing from 5.9 percent one year ago. The servicing portfolio is comprised of 60 percent fixed rate loans and 40 percent adjustable rate loans. The weighted average age of the portfolio at December 31, 2005 was 1.6 years. The lifetime constant prepayment rate of the servicing portfolio at December 31, 2005 was 22.6 percent.
For the quarter, the Loan Servicing sector recorded pre-tax earnings of $306 million, which compares to a pre-tax loss of $278 million for the fourth quarter of 2004. The year-over-year increase in servicing earnings was driven largely by portfolio growth, as well as an increase in interest rates which drove recovery of previously recorded impairment of MSRs and other retained interests. For the twelve months, pre-tax earnings for the Loan Servicing sector were $670 million, which compares to a pre-tax loss of $434 million for the comparable period last year, an improvement of $1.1 billion. The capitalization rate on the MSR portfolio now stands at 129 basis points, which compares to 124 basis points at September 30, 2005 and 115 basis points at December 31, 2004.
Loan Closing Services
Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies’ pre-tax earnings were $26 million in the fourth quarter, which compares to $21 million earned during the fourth quarter last year. For the twelve months, pre-tax earnings were $105 million, which compares to $85 million for the twelve months of 2004. Pre-tax earnings tend to be driven by Company and industry loan production volume.

BANKING
The Banking segment includes the investment and fee-based activities of Countrywide Bank, along with the activities of Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers. The Bank continues to leverage its relationship with the Mortgage Banking segment by sourcing high-quality mortgage assets through existing production distribution channels and then funding the loans for either retention in the Bank’s investment portfolio or sale into the secondary mortgage market. The Bank’s revenues for loans that are sold are recorded in the Mortgage Banking segment’s Production sector net of expenses. Asset growth is funded by growth in the Bank’s deposit base and its ability to borrow from the Federal Home Loan Bank. The Bank raises retail deposits through the Internet, call centers and 86 financial centers. The Bank activities provide Countrywide with an expanded product menu, lower-cost funding sources and opportunities for a diversified revenue stream through net interest income.
For the fourth quarter of 2005, the net interest margin was 211 basis points, which compares to 200 basis points for the third quarter of 2005 and 243 basis points for the fourth quarter of 2004. The sequential quarter increase resulted primarily from a lessening of the compression affect from introductory teaser rates as these rates reset. Additionally, an increase in the average earning assets at the Bank aided the Bank’s net interest income in the fourth quarter of 2005. The year-over-year decline in net interest income margin is mainly the result of a lag in the repricing of the Bank’s loan portfolio compared to the increase in the cost of its interest-bearing liabilities as well as the teaser effect from pay-option loans. At December 31, 2005, total assets at Countrywide Bank reached $73 billion, compared to $41 billion at December 31, 2004, and were comprised of approximately 11 percent cash and investments, 88 percent first lien and home equity mortgage loans and 1 percent other assets. Delinquencies (90+ days) on the Bank’s total loan portfolio at December 31, 2005 were 0.24 percent. In the fourth quarter of 2005, the Bank increased its retail deposits by $3 billion, as well as continued expansion of commercial and escrow deposit accounts. Countrywide Bank’s total retail deposits at December 31, 2005 now stands at $17 billion, which compares to $7 billion for December 31, 2004. Countrywide Warehouse Lending had average loans outstanding of $7 billion during the quarter, an increase of 62 percent from the fourth quarter of 2004. Overall, quarterly pre-tax earnings for the Banking segment were $329 million, increasing 69 percent from last year’s $195 million, driven primarily by the increase in average earning assets at the Bank. For the twelve months, pre-tax earnings advanced 84 percent from last year to $1.1 billion for 2005. For the full year, the Banking segment represented 26 percent of the total Company’s pre-tax earnings for 2005, which compares to 16 percent for 2004. For the fourth quarter, Banking segment pre-tax earnings were 33 percent of consolidated pre-tax earnings, compared to 30 percent for the fourth quarter of 2004.
CAPITAL MARKETS
The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group. Total revenues for Capital Markets in the fourth quarter of 2005 were $237 million, with approximately 34 percent derived from conduit activities, 34 percent from underwriting, 23 percent from securities trading, brokerage and other activities, and 9 percent from commercial real estate activities. This compares to total revenues of $209 million in the fourth quarter of 2004 with approximately 45 percent derived from conduit activities, 31 percent from underwriting, and 23 percent from securities trading, brokerage and other activities and 1 percent from commercial real estate activities. In total, pre-tax earnings for the Capital Markets segment were $133 million in the fourth quarter of 2005, a decrease of 9 percent from the $146 million earned in the comparable year-ago period. For the twelve months, pre-tax earnings were $452 million for 2005 and $479 million for 2004. These year-over-year declines were primarily the result of a decline in margins as a result of a flattening of the yield curve, partially offset by gains in our commercial real estate finance business.
INSURANCE
Countrywide’s Insurance segment includes Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the fourth quarter of 2005, net premiums earned were $249 million for the carrier and $49 million for the reinsurance group, which compares to $163 million and $42 million, respectively, for the comparable year-ago period. For the twelve months of 2005, net premiums earned were $773 million for the carrier and $181 million for the reinsurance group, which compares to $625 million and $157 million, respectively, for the comparable year-ago period. The Insurance segment recorded pre-tax earnings of $104 million in the fourth quarter of 2005, which compares to pre-tax earnings for the fourth quarter of 2004 of $30 million. During the 2005 fourth quarter, the Insurance segment had a $13 million downward adjustment to the charge that was recorded in the third quarter of 2005 related to the hurricanes, primarily Hurricane Katrina. During the fourth quarter of 2004, the insurance segment recorded a $45 million charge related to hurricanes in Florida. For the twelve months of 2005, pre-tax earnings were $184 million, which compares to $160 million in the year-ago period. The year-over-year increase is the result of an increase in insurance premiums, offset by an $88 million pre-tax charge for catastrophe loss, primarily related to Hurricane Katrina. It should be noted that 2004 pre-tax earnings included total catastrophe loss charges of $68 million.
GLOBAL OPERATIONS
During 2005, the principal component of the Global Operations segment was loan processing and subservicing in the UK, through a majority-owned joint venture, Global Home Loans (GHL). In 2005, GHL processed $20 billion in loans, all of which are subserviced for Barclays Bank, PLC, Countrywide’s then-joint venture partner. At December 31, 2005, GHL’s subservicing portfolio was $102 billion. Effective December 23, 2005, Countrywide renegotiated its relationship with Barclays, which effectively ended the joint venture. Beginning February 1, 2006, Barclays will control and manage its mortgage business, and the two parties have entered into a three-year software licensing agreement which allows for Barclays to use Countrywide’s global originations, servicing and arrears management systems. Pre-tax earnings for the fourth quarter were $18 million, which compares to $11 million for the fourth quarter of 2004. For the twelve months of 2005, pre-tax earnings were $35 million, which compares to $42 million for the comparable year-ago period. The year-over-year increase in quarterly pre-tax earnings is the result of both increased revenue and a reduction in expense related to the termination of the joint venture. The decline in annual pre-tax earnings resulted primarily from lower levels of new loan processing volumes.
Conference Call
Countrywide will host a live conference call to discuss quarterly results today at 12:00 pm Eastern Standard Time. The dial-in number for the live conference call is (800) 230-1096 (U.S.) or (612) 288-0340 (International). The management discussion will be available for replay through midnight on Tuesday, February 14, 2006. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 812914, respectively.
An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), and can be accessed by clicking on “Investor Relations” on the website main page and clicking on the supporting slide show text link for the 2005 fourth quarter and year-end earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

About Countrywide
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts mortgage-related investment banking; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
Many factors could ultimately affect the financial impact of Hurricane Katrina on Countrywide, including, but not limited to, new information that will become available; the short-term and long-term impact on the economies of the affected communities; the conduct of borrowers in the affected areas; the actions of various third parties, including government agencies and government-sponsored entities that support housing, insurance companies, lenders and mortgage insurance companies; the apportionment of liability among insurers; the availability of catastrophic reinsurance proceeds; factors impacting property values in the affected areas, including any environmental factors such as the presence of toxic chemicals; subsequent storm activity; and other factors.
This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
(In thousands, except per share data)	2005	2004	Change	2005	2004	Change

	(unaudited)			(unaudited)	(audited)
Revenues
Gain on sale of loans and securities	$1,069,628	$1,282,331	(17%)	$4,861,780	$4,842,082	0%

Interest income	2,472,290	1,285,485	92%	7,970,045	4,645,654	72%
Interest expense	(1,802,260)	(843,036)	114%	(5,616,425)	(2,608,338)	115%

Net interest income	670,030	442,449	51%	2,353,620	2,037,316	16%
Provision for loan losses	(24,128)	(22,887)	5%	(115,685)	(71,775)	61%

Net interest income after provision for loan losses	645,902	419,562	54%	2,237,935	1,965,541	14%

Loan servicing fees and other income from retained interests	1,186,214	897,234	32%	4,281,254	3,269,587	31%
Amortization of mortgage servicing rights	(680,443)	(562,729)	21%	(2,288,354)	(1,940,457)	18%
Recovery (impairment) of retained interests	233,283	(36,005)	N/M	23,345	(648,137)	N/M
Servicing hedge losses	(280,703)	(329,655)	(15%)	(523,078)	(215,343)	143%

Net loan servicing fees and other income (loss) from retained interests	458,351	(31,155)	N/M	1,493,167	465,650	221%

Net insurance premiums earned	298,572	205,272	45%	953,647	782,685	22%
Other revenue	119,809	141,150	(15%)	470,179	510,669	(8%)

Total revenues	2,592,262	2,017,160	29%	10,016,708	8,566,627	17%

Expenses
Compensation	990,247	835,907	18%	3,615,483	3,137,045	15%
Occupancy and other office	237,624	188,897	26%	879,680	643,378	37%
Insurance claims	93,105	115,055	(19%)	441,584	390,203	13%
Advertising and promotion	63,977	50,204	27%	229,183	171,585	34%
Other operating	195,099	185,560	5%	703,012	628,543	12%

Total expenses	1,580,052	1,375,623	15%	5,868,942	4,970,754	18%

Earnings before income taxes	1,012,210	641,537	58%	4,147,766	3,595,873	15%
Provision for income taxes	373,315	271,702	37%	1,619,676	1,398,299	16%

NET EARNINGS	$638,895	$369,835	73%	$2,528,090	$2,197,574	15%

Earnings per Share:
Basic	$1.07	$0.64	67%	$4.28	$3.90	10%
Diluted	$1.03	$0.61	69%	$4.11	$3.63	13%

Weighted Average Shares Outstanding:
Basic	597,865	576,586	4%	590,982	563,981	5%
Diluted	617,493	609,162	1%	615,873	605,722	2%
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COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,	%
(In thousands, except share data)	2005	2004	Change

	(unaudited)	(audited)
Assets
Cash	$1,031,108	$751,237	37%
Mortgage loans and mortgage-backed securities held for sale	36,818,688	37,350,149	(1%)
Trading securities owned, at market value	10,314,384	10,558,387	(2%)
Trading securities pledged as collateral, at market value	668,189	1,303,007	(49%)
Securities purchased under agreements to resell,
federal funds sold and securities borrowed	23,317,361	13,456,448	73%
Loans held for investment, net of allowance for
loan losses of $189,201 and $125,046, respectively	70,071,152	39,661,191	77%
Investments in other financial instruments	11,455,745	10,091,057	14%
Mortgage servicing rights, net	12,610,839	8,729,929	44%
Premises and equipment, net	1,279,659	985,350	30%
Other assets	7,518,245	5,608,950	34%

Total assets	$175,085,370	$128,495,705	36%

Liabilities
Notes payable	$76,187,886	$66,613,671	14%
Securities sold under agreements to repurchase and
federal funds purchased	34,153,205	20,465,123	67%
Deposit liabilities	39,489,256	20,013,208	97%
Accounts payable and accrued liabilities	6,307,818	5,594,764	13%
Trading securities sold, not yet purchased, at fair value	2,285,171	2,912,620	(22%)
Income taxes payable	3,846,174	2,586,243	49%

Total liabilities	162,269,510	118,185,629	37%

Commitments and contingencies	—	—	—

Shareholders’ Equity
Preferred stock — authorized, 1,500,000 shares
of $0.05 par value; none issued and outstanding	—	—	—
Common stock — authorized, 1,000,000,000 shares of $0.05
par value; issued, 600,169,268 shares and 581,706,836
shares at December 31, 2005 and 2004, respectively;
outstanding, 600,030,686 shares and 581,648,881 shares
at December 31, 2005 and 2004, respectively	30,008	29,085	3%
Additional paid-in capital	2,954,019	2,570,402	15%
Accumulated other comprehensive income	61,114	118,943	(49%)
Retained earnings	9,770,719	7,591,646	29%

Total shareholders’ equity	12,815,860	10,310,076	24%

Total liabilities and shareholders’ equity	$175,085,370	$128,495,705	36%

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COUNTRYWIDE FINANCIAL CORPORATION
LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

	December 31,	December 31,	%
(In thousands)	2005	2004	Change
	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$63,866,618	$34,195,735	87%
Warehouse lending advances secured by mortgage loans	3,943,046	3,681,830	7%
Defaulted mortgage loans repurchased from securities	1,515,660	1,518,642	(0%)

	69,325,324	39,396,207	76%
Purchase premium/discount and deferred loan origination costs, net	935,029	390,030	140%
Allowance for loan losses	(189,201)	(125,046)	51%

Total loans held for investment, net	$70,071,152	$39,661,191	77%

Other Assets
Reimbursable servicing advances	$1,529,001	$1,355,584	13%
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	1,334,100	795,894	68%
Interest receivable	777,966	426,962	82%
Receivables from custodial accounts	629,075	391,898	61%
Restricted cash	429,556	250,662	71%
Securities broker-dealer receivables	392,847	818,299	(52%)
Capitalized software, net	331,454	286,504	16%
Receivables from sale of securities	325,327	143,874	126%
Derivative margin accounts	296,005	131,244	126%
Cash surrender value of assets held in trust for deferred compensation plan	224,884	184,569	22%
Prepaid expenses	187,377	212,310	(12%)
Other assets	1,060,653	611,150	74%

Total other assets	$7,518,245	$5,608,950	34%

(more)

COUNTRYWIDE FINANCIAL CORPORATION
INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	December 31,	December 31,	%
(In thousands)	2005	2004	Change
	(unaudited)	(audited)
Investments in Other Financial Instruments
Available-for-sale securities:
Mortgage-backed securities	$6,866,520	$6,009,819	14%
Obligations of U.S. Government-sponsored enterprises	547,715	279,991	96%
Municipal bonds	369,748	208,239	78%
U.S. Treasury securities	144,951	66,030	120%
Other	3,109	3,685	(16%)

Subtotal	7,932,043	6,567,764	21%

Other interests retained in securitization accounted for as available-for-sale securities:
Nonconforming interest-only and principal-only securities	323,368	191,502	69%
Prime home equity line of credit transferor’s interest	212,862	273,639	(22%)
Nonprime residual securities	206,033	237,695	(13%)
Prime home equity residual securities	143,590	275,598	(48%)
Prepayment penalty bonds	112,492	61,483	83%
Prime home equity interest-only securities	15,136	27,950	(46%)
Nonprime interest-only securities	9,455	84,834	(89%)
Nonconforming residual securities	2,170	11,462	(81%)
Subordinated mortgage-backed pass-through securities	2,059	2,306	(11%)

Total other interests retained in securitization accounted for as available-for-sale securities	1,027,165	1,166,469	(12%)

Total available-for-sale securities	8,959,208	7,734,233	16%

Other interests retained in securitization accounted for as trading securities:
Prime home equity residual securities	782,172	533,554	47%
Nonprime residual securities	341,106	187,926	82%
Prime home equity line of credit transferor’s interest	325,186	—	N/M
Nonconforming interest-only securities	180,216	—	N/M
Nonconforming residual securities	18,834	20,555	(8%)
Interest rate swaps	782	—	N/M

Total other interests retained in securitization accounted for as trading securities	1,648,296	742,035	122%

Hedging instruments:
Servicing	741,156	1,024,977	(28%)
Debt	107,085	589,812	(82%)

Total investments in other financial instruments	$11,455,745	$10,091,057	14%

(more)

COUNTRYWIDE FINANCIAL CORPORATION
SELECTED OPERATING DATA
(Unaudited)

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
(Dollar amounts in millions)	2005	2004	Change	2005	2004	Change

Volume of loans produced	$134,646	$95,670	41%	$494,872	$363,364	36%

Number of loans produced	700,034	590,162	19%	2,678,593	2,298,774	17%

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	5,273,624	4,366,313	21%	21,975,720	16,705,556	32%

Capital Markets
Securities trading volume(1)	$863,995	$759,859	14%	$3,551,483	$3,126,672	14%

Insurance
Net premiums earned:
Carrier	$249.4	$163.5	53%	$772.9	$625.4	24%
Reinsurance	49.2	41.8	18%	180.7	157.3	15%

Total net premiums earned	$298.6	$205.3	45%	$953.6	$782.7	22%

	December 31,		%
	2005	2004	Change

Mortgage loan pipeline
(loans-in-process)	$59,651	$47,768	25%

Loan servicing portfolio (2)	$1,111,090	$838,322	33%

Number of loans serviced (2)	7,431,949	6,196,487	20%

MSR portfolio (3)	$978,988	$758,974	29%

Assets held by Countrywide Bank
(in billions)	$73.1	$41.0	78%

Global Operations
Global Home Loans subservicing volume (in billions)	$102	$118	(14%)

(1)	Includes trades with Mortgage Banking Segment.

(2)	Includes loans held for sale, loans held for investment and loans serviced for others, including those under subservicing agreements.

(3)	Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.
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COUNTRYWIDE FINANCIAL CORPORATION
QUARTERLY SEGMENT ANALYSIS
(Unaudited)

	Quarter Ended December 31, 2005
	Mortgage Banking
	Loan	Loan	Closing			Capital		Global
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$876,043	$3,120	$—	$879,163	$—	$178,571	$—	$—	$11,894	$1,069,628
Net interest income after provision for loan losses	134,325	54,695	1,032	190,052	391,953	49,513	14,608	901	(1,125)	645,902
Net loan servicing fees (1)	—	439,447	—	439,447	—	1,200	—	25,993	(8,289)	458,351
Net insurance premiums earned	—	—	—	—	—	—	298,572	—	—	298,572
Other revenue (2)	55,977	(7,843)	70,772	118,906	46,408	7,981	10,026	37,690	(101,202)	119,809

Total revenues	1,066,345	489,419	71,804	1,627,568	438,361	237,265	323,206	64,584	(98,722)	2,592,262
Expenses	964,411	183,766	45,482	1,193,659	109,246	104,576	219,656	46,744	(93,829)	1,580,052

Earnings (loss) before income taxes	$101,934	$305,653	$26,322	$433,909	$329,115	$132,689	$103,550	$17,840	$(4,893)	$1,012,210

	Quarter Ended December 31, 2004
	Mortgage Banking
	Loan	Loan	Closing			Capital		Global
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,153,034	$11,130	$—	$1,164,164	$(554)	$110,676	$—	$—	$8,045	$1,282,331
Net interest income after provision for loan losses	175,451	(92,295)	464	83,620	235,881	85,408	14,450	541	(338)	419,562
Net loan servicing fees (1)	—	(49,705)	—	(49,705)	—	913	(4,086)	27,147	(5,424)	(31,155)
Net insurance premiums earned	—	—	—	—	—	—	205,272	—	—	205,272
Other revenue (2)	26,485	14,391	59,349	100,225	20,581	12,501	24,292	31,861	(48,310)	141,150

Total revenues	1,354,970	(116,479)	59,813	1,298,304	255,908	209,498	239,928	59,549	(46,027)	2,017,160
Expenses	837,698	161,359	38,973	1,038,030	61,287	63,300	209,987	48,909	(45,890)	1,375,623

Earnings (loss) before income taxes	$517,272	$(277,838)	$20,840	$260,274	$194,621	$146,198	$29,941	$10,640	$(137)	$641,537

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).
(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.
(more)

COUNTRYWIDE FINANCIAL CORPORATION
ANNUAL SEGMENT ANALYSIS
(Unaudited)

	Year Ended December 31, 2005
	Mortgage Banking
	Loan		Closing			Capital		Global
(In thousands)	Production	Loan Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$4,300,579	$32,595	$—	$4,333,174	$(808)	$499,139	$—	$—	$30,275	$4,861,780
Net interest income after provision for loan losses	607,041	12,693	3,406	623,140	1,289,711	261,999	50,512	3,648	8,925	2,237,935
Net loan servicing fees (1)	—	1,404,149	—	1,404,149	—	4,587	5,881	108,378	(29,828)	1,493,167
Net insurance premiums earned	—	—	—	—	—	—	953,647	—	—	953,647
Other revenue (2)	231,774	(24,769)	274,240	481,245	171,963	32,526	49,501	122,016	(387,072)	470,179

Total revenues	5,139,394	1,424,668	277,646	6,841,708	1,460,866	798,251	1,059,541	234,042	(377,700)	10,016,708
Expenses	3,479,937	755,057	172,189	4,407,183	386,386	346,622	875,825	198,689	(345,763)	5,868,942

Earnings (loss) before income taxes	$1,659,457	$669,611	$105,457	$2,434,525	$1,074,480	$451,629	$183,716	$35,353	$(31,937)	$4,147,766

	Year Ended December 31, 2004
	Mortgage Banking
	Loan		Closing			Capital		Global
(In thousands)	Production	Loan Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$4,386,536	$127,149	$—	$4,513,685	$5,137	$296,010	$—	$—	$27,250	$4,842,082
Net interest income after provision for loan losses	1,181,151	(393,266)	1,323	789,208	700,410	428,609	46,650	2,108	(1,444)	1,965,541
Net loan servicing fees (1)	—	377,302	—	377,302	—	3,471	(4,086)	106,356	(17,393)	465,650
Net insurance premiums earned	—	—	—	—	—	—	782,685	—	—	782,685
Other revenue (2)	114,739	59,622	221,303	395,664	78,053	33,348	71,601	119,538	(187,535)	510,669

Total revenues	5,682,426	170,807	222,626	6,075,859	783,600	761,438	896,850	228,002	(179,122)	8,566,627
Expenses	2,998,168	604,338	137,640	3,740,146	201,117	282,323	736,757	186,137	(175,726)	4,970,754

Earnings (loss) before income taxes	$2,684,258	$(433,531)	$84,986	$2,335,713	$582,483	$479,115	$160,093	$41,865	$(3,396)	$3,595,873

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.
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